April 2, 1992	Confidential

Exhibit 10.34

RESEARCH & DEVELOPMENT AGREEMENT

        This RESEARCH & DEVELOPMENT AGREEMENT is effective April 2, 1992 by and between AFFYMAX N.V. a corporation of the Netherlands ("ANV"), and THE R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE, ("PRI"), a division of Ortho Pharmaceutical Corp., a corporation of the State of Delaware.

RECITALS

        ANV possesses substantial scientific and technical proprietary technology relating to the discovery of compounds that may be useful, or become useful after further development, as pharmaceutical products. PRI possesses substantial scientific and technical proprietary technology relating to the development and commercialization of pharmaceutical products.

        PRI desires to fund a research and development program to be performed by ANV with a view to the discovery of compounds that may be, or with further development may become, pharmaceutical products. The research and development program is contemplated to be performed over an initial period of three years and ANV is willing to grant to PRI licenses to further develop, make, use and sell therapeutic compounds, all as more fully set forth below.

        NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.
Definitions.

        The terms defined in this Section 1 shall, for all purposes of this Agreement, have the following meanings:

        1.1.  "Affiliate" means any corporation or other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated party but only for so long as such relationship exists. For purposes of this definition control means ownership of at least 50 percent of the shares of stock entitled to vote for directors in the case of a corporation and at least 50 percent of the interests in profits in the case of a business entity other than a corporation.

        1.2.  "Affymax Compound" means a compound or structure identified by or on behalf of ANV and disclosed to PRI by ANV during the term of the Agreement Research and which binds to the Target; provided that the compound or structure and its Target-binding characteristics are not public knowledge at the time of disclosure to PRI.

        1.3.  "Affymax Technology" means all existing patents and all patents hereafter issuing, both United States and foreign (including any additions, divisions, continuations, continuations-in-part, substitutions, extensions, renewals, utility models and certificates of invention or reissues thereof or therefor), and other property rights and interests of every nature (to the extent that such property rights and interests are of such legal status and nature as to permit the same to be lawfully licensed, specifically including, but not limited to, unpublished patent applications, unpatented inventions, ideas, data, know-how, biological material, reagents and trade secrets of any kind) owned by ANV, or licensed to ANV by an Affiliate of ANV or a third party (subject to the limitations of any such license, and subject to any applicable royalty obligation if, after disclosure of the royalty obligation to PRI, the Research Management Committee elects to have such technology used in the Agreement Research), and excluding only Target Technology.

        1.4.  "Affymax Core Technology" shall mean the Affymax Technologies known as VLSIPS, Recombinant Peptide Diversity and PIG-Tail Expression as described in Exhibit 1.4.

        1.5.  "Agreement Research" means research and development, investigative and experimental work of a scientific, technical or clinical nature conducted by ANV (directly or, with the approval of the Research Management Committee, under subcontract) for PRI pursuant to this Agreement.

        1.6.  "Alternate Target" means a specific molecule which would be a Target, but for the fact that it has not yet been selected in accordance with Section 2.2 as the subject of Agreement Research. The Alternate Target is identified in Exhibit 1.6.

        1.7.  "Bench Scientist" means a professional employee of ANV, or an employee of a Research Management Committee approved subcontractor of ANV with the qualifications and experience adequate to perform the Agreement Research.

        1.8.  "First Commercial Sale" means the first sale or disposal of a Licensed Product by PRI, or its Affiliates or Sublicensees for value in an arm's length transaction with an independent third party.

        1.9.  "Licensed Patent" means any patent or patent application owned by ANV or its Affiliates to the extent, and only to the extent, that its claims cover Target Technology (including any extensions of such patents).

        1.10. "Licensed Product" means an Affymax Product or an Affymax/PRI Product.

          1.10.1. "Affymax Product" means any product (i) which incorporates an Affymax Compound which meets the Target Criteria, including any modification of such compound or structure (whether such modification is made by PRI or a third party) where the modification relates to delivery, biostability or other similar characteristics, or (ii) the manufacture, use or sale of which by PRI would, but for the license granted hereunder, infringe a Valid Claim of a Licensed Patent.

          1.10.2. "Affymax/PRI Product" means any product which either:

            1.10.2.1. (i) meets the Target Criteria; and (ii) is not an Affymax Product; and (iii) is developed by PRI using the Target Technology; and (iv) is the subject of an IND application (or the equivalent filing in any other country) filed by or on behalf of PRI before five years after the end of the Term of the Agreement Research.

            1.10.2.2. was an Affymax Product under Section 1.10.1(ii) until it ceased to infringe a Valid Claim of a Licensed Patent.

        1.11. "Net Sales" means the amount billed or invoiced on sales of a Licensed Product to an independent, unrelated party by PRI, its Affiliates and its Sublicenses, in bona fide arm's length transactions, less the following deductions: (i) trade and/or quantity discounts actually allowed and taken, not to exceed such amounts as are customary in the trade; (ii) taxes, insurance, duties and transportation charges on the sale, actually incurred by PRI, to the extent included in the amount billed; (iii) amounts actually repaid or credited by reason of returns. In the event that such sale of a Licensed Product is in bulk rather than final dosage form, the royalty payable on Net Sales shall be based on the first sale of such compound in final dosage form, regardless of whether sold by PRI, an Affiliate of PRI, or a third party.

        1.12. "Research Management Committee" means up to three representatives of PRI as may be designated by PRI and up to three representatives of ANV as may be designated by ANV, in either case by notice to the other, to be its authorized representatives with respect to the matters contemplated in this Agreement for decision by the Research Management Committee.

        1.13. "Sublicensee" means any third party who is not an Affiliate of PRI and who is licensed by PRI or an Affiliate to manufacture or sell Licensed Product as provided in Section 7.2.

        1.14. "Target" means a specific molecule such as a biological receptor, enzyme, or other macromolecule or its endogenous ligand, identified on Exhibit 1.14 as the subject of Agreement Research.

        1.15. "Target Criteria" means the chemical and biological attributes as specified in Exhibit 1.15 for defining the objectives of the Agreement Research as to a Target. The Target Criteria shall include measures such as a specific requirement for in vitro activity based on one or more identified assays designed to show biological activity relevant to the Target.

        1.16. "Target Technology" means all patents, trade secrets, know-how, biological material, data, reagents or other intellectual property of any kind owned by, licensed to, or developed by ANV during the Term of the Agreement Research, but only to the extent the technology is applicable to a Target or an Affymax Compound (other applications of such technology being expressly reserved by Affymax). For example, a cell line expressing a Target is Target Technology, but ANV reserves all rights to modifications to the cell line for other uses.

        1.17. "Term of the Agreement Research" has the meaning set forth in Section 6.1.

        1.18. "Valid Claim" shall mean a claim in any issued, unexpired Licensed Patent which has not been held invalid by a non-appealed or unappealable decision or judgment by a court or other appropriate body of competent jurisdiction.

        1.19. "Work Plan" means, in respect of any Target, a statement prepared by the Research Management Committee showing the type and level of effort to be utilized in conducting the Agreement Research directed to such Target and containing a statement of purposes and goals of such Agreement Research, all in such detail as may be practical under the circumstances, as the same may from time to time be amended, modified or supplemented by the Research Management Committee.

2.
Agreement Research

        2.1.  Research Management Committee.

          2.1.1. PRI and ANV shall promptly designate their respective representatives to the Research Management Committee, which shall coordinate the research efforts contemplated by this Agreement. Meetings of the Research Management Committee may be called by either party on reasonable notice, and may be attended by telephone in exceptional circumstances. At the first meeting of the Research Management Committee, the written operating procedures of the Committee shall be established. Written minutes of each meeting shall be kept by the Secretary of the meeting and shall be presented for approval at the next meeting. In the event any determination to be made by the Research Management Committee shall not be unanimous, the matter shall be referred for consultation and agreement between designated management representatives of PRI and ANV. Any member of the Research Management Committee may be replaced from time to time by notice from the party originally designating such member to the other party.

          2.1.2. The Research Management Committee shall meet as often as necessary, but at least three times per year, to direct the Agreement Research through: the prioritization of research activities; the specification of the form and frequency of reports and meetings; the recommendation of capital expenditures for any specialized equipment in excess of $1,000 per expenditure to be dedicated exclusively to Targets; and the monitoring of ANV's level of effort to assure PRI that the committed level of effort is being applied. Work Plans for each Target may be revised from time to time by the Research Management Committee in such detail as may be appropriate.

          2.1.3. In order that ANV's personnel and facilities requirements will not be subject to substantial fluctuation from year to year, the Research Management Committee will establish

  Work Plans so that the total effort to be expended by ANV will be expended equally over the Term of the Agreement Research. ANV may agree to provide the research effort more rapidly upon request of PRI.

          2.1.4. ANV shall provide quarterly reports to the Research Management Committee on the progress of the Agreement Research. During the term of the Agreement Research and for so long thereafter as PRI holds a license from ANV for any Licensed Product, PRI shall report to ANV quarterly on the results of its research regarding Targets and development of Licensed Products with respect to which royalties may be payable hereunder, including the results of in vitro studies, medicinal chemistry, animal studies, clinical trials, and the like. If, within ten years following the Term of the Agreement Research for any Target, PRI begins marketing a product which meets the Target Criteria or which ANV reasonably believes to have resulted from Agreement Research, and as to which PRI contends no royalty is payable, PRI shall, upon request of ANV, advise ANV of the identity of the product and the specific reasons why PRI believes that no royalty is payable.

          2.1.5. At a reasonable time prior to the end of the Agreement Research, the Research Management Committee shall provide the parties with best available information regarding the progress and status of the Agreement Research to enable the parties to reach an informed opinion regarding the desirability of extending the Agreement Research as to any Targets.

        2.2.  Subject to the following, PRI may select one Alternate Target for inclusion on Exhibit 1.6 as the subject of future Agreement Research as described below. For the first year of this Agreement, the Alternate Target shall be reserved for PRI. In the event that ANV receives an expression of interest in the Alternate Target from a third party, or if ANV intends to begin a discovery effort directed to such Alternate Target for its own account, ANV will give PRI thirty (30) days notice (provided such notice may not be given prior to the first anniversary hereof), during which time PRI will have the opportunity to exercise its right to activate such Alternate Target to become a Target. If PRI chooses not to activate such Alternate Target (thus releasing it to ANV), PRI may select a new Alternate Target so long as such new Alternate Target is not the subject of research, negotiation with a third party, or planned research at ANV. The level of funding in this Agreement contemplates one (1) Target exclusively committed to PRI at any time. PRI may activate an Alternate Target in the following circumstances:

          2.2.1. If PRI wants to activate an Alternate Target because ANV has successfully completed its work on a Target and PRI wants to maintain its exclusive license to the "completed" Target, and is ready to proceed with work on this completed Target in-house, prior to the end of the Agreement Research, and before the budgeted funding has been spent.

          2.2.2. If PRI wants to abandon work on a Target and select an Alternate Target as a replacement. PRI would have no further rights to the abandoned Target or related data provided by ANV except for the license set forth in Section 5.1.2.

          2.2.3. If PRI wants to add a Target as an expansion of the Agreement Research. PRI may do so upon commitment of additional funding comparable to the level of funding agreed to herein, taking into account the length of time remaining for the Term of the Agreement Research.

        2.3.  Exclusive Effort.    ANV agrees that it will undertake to conduct the Agreement Research according to the Work Plans. ANV will not collaborate with a third party on any Target included on Exhibit 1.14 for the Term of the Agreement Research and for five years thereafter, or for the term of this Agreement if shorter. If a Target is abandoned under Section 2.2.2, PRI will have no further rights hereunder as to that Target except for the license set forth in Section 5.1.2, and ANV shall be free to continue a research effort for such Target on its own behalf, or, after six months, to conduct such research on behalf of a third party.

3.
Payment for Agreement Research.

        3.1.  PRI shall pay ANV three million dollars ($3,000,000.00) for Agreement Research in six (6) equal semi-annual installments, in advance, with the first payment due upon the execution of this Agreement. ANV agrees to provide research effort in return for this payment at the rate of $250,000 per Bench Scientist per year (which includes direct and indirect research costs, laboratory supplies, capital equipment depreciation (except for capital items acquired specifically for the Agreement Research in excess of $1,000 with the approval of the Research Management Committee, which will be billed as direct expense to PRI), facilities expense, research administration, management of the Agreement Research, and other general and administrative overhead of ANV and its Affiliates), for a total of twelve (12) full-time Bench Scientist years. ANV will report to the Research Management Committee the specific effort expended on each Target, which will include the time spent by Bench Scientists directly involved in the performance of experiments or other research or development efforts contemplated by the Work Plan or the interpretation of the results of such experiments, research or development.

        3.2.  With the approval of PRI, ANV may incur other reimbursable expenses, for example, for capital items acquired specifically for the Agreement Research in excess of $1,000. Such items shall remain the property of ANV. ANV shall invoice PRI for such expenses and PRI shall pay such invoices to ANV within 30 days.

4.
Ownership of Technology.

        4.1.  ANV shall retain all rights to existing Affymax Technology and existing Target Technology, including the right to transfer or license such technology to others for any purpose, provided that ANV shall not take any action which is inconsistent with its obligations under this Agreement, and provided further that ANV's rights are subject to the licenses set forth hereunder. Without limiting the foregoing, ANV reserves the right to use Target Technology for the development of other technology not relating to Targets, and to generate negative control information for use outside of the Agreement Research, provided that ANV shall take reasonable precautions to prevent the use of such information for other purposes. Any inventions made by PRI during the term of the Agreement Research relating to Affymax Core Technology or improvements thereto shall be perpetually and nonexclusively licensed to ANV. Any inventions made by either party relating to Target Technology or improvements thereto shall be the property of the party making the invention, provided that joint inventions shall be jointly owned. ANV shall have a royalty free perpetual license to use any reagents prepared by ANV in the course of the Agreement Research for any purpose, subject to PRI's right of exclusivity for Targets.

        4.2.  Each party shall make available to the other, subject to Section 11.1, information in its possession necessary for the expedient filing of patent applications arising out of the Agreement Research. The costs of prosecution, enforcement and maintenance of patents shall be borne by the party applying therefor. ANV shall advise PRI of its intention to file Licensed Patents on any inventions owned by ANV relating to Target Technology referred to in Section 4.1, on a country-by-country basis. If PRI should wish to have any such patent applications filed in any country and ANV declines to file or diligently prosecute or maintain such application or patent issued therefrom, ANV shall do so at PRI's expense.

        4.3.  ANV shall report to the Research Management Committee regarding any inventions made by ANV during the term of the Agreement Research relating to Licensed Products or Target Technology. PRI shall report to the Research Management Committee regarding any inventions made by PRI during the term of the Agreement Research relating to Affymax Core Technology, Licensed Products or Target Technology. Subject to Section 4.2 above, ANV shall have the right to control patent filings for Affymax Technology and ANV-owned Target Technology provided that ANV shall confer with PRI regarding filings on Affymax Products.

5.
License Grant and Fees.

        5.1.  Subject to the terms and conditions of this Agreement, including Section 5.4 hereof, ANV hereby grants to PRI:

          5.1.1. A worldwide exclusive license under Licensed Patents and Target Technology for the limited purposes of making, having made, using and selling Licensed Products, including the right to sublicense for such purposes.

          5.1.2. A worldwide, nonexclusive license (without the right to sublicense) under Target Technology to use information developed during the Agreement Research about interactions of chemical structures with Targets, for the limited purposes of making, using and selling products which meet the Target Criteria, provided that no license under any patent owned by or licensed to ANV or an Affiliate is granted under this Section 5.1.2.

          5.1.3. A worldwide non-exclusive license (without the right to sublicense) under technology developed by ANV relating to receptors other than Targets, to use information which ANV provides to PRI related to the binding of Licensed Products to receptors other than Targets solely as a negative control to assist in the further development of Licensed Products, subject to reasonable precautions to prevent the use of such information for unauthorized purposes.

        5.2.  At the end of the Term of the Agreement Research, PRI will evaluate the results of the Agreement Research. If PRI elects to maintain the licenses set forth above for one or more Targets, PRI will make a payment within 60 days following the end of the Term of the Agreement Research of $500,000 for each such Target, which payment shall be creditable against the royalties earned in respect of that Target (but not more than 50% of the earned royalty for that Target in any period) as set forth below. Upon payment of such $500,000, the license granted under Section 5.1.2 shall become perpetual and irrevocable. PRI shall thereafter make milestone payments (not credited against royalties) for each Target which is the subject of the licenses granted above, as follows:

          5.2.1. $500,000 upon the first demonstration by PRI, ANV or an Affiliate of either of in vivo activity of an Affymax Product or a Research Product in any primate model;

          5.2.2. $1,000,000 upon the first to occur of (i) the first filing by or on behalf of PRI of an IND for a Licensed Product (or the equivalent filing in an EEC country or Japan) or (ii) two years after PRI makes the payment referred to in Section 5.2.1;

          5.2.3. $2,000,000 upon the first filing by or on behalf of PRI of an NDA for a Licensed Product (or the equivalent filing in an EEC country or Japan); and

          5.2.4. $2,000,000 upon the first NDA approval for a Licensed Product in the United States or the first approval of a Licensed Product for sale in an EEC country or Japan granted to PRI or an Affiliate or Sublicensee.

For purposes of this Section 5.2, a Research Product is a product which would be a Licensed Product but for the fact that the condition of Section 1.10.2.1(iv) has not been met. With respect to each Target, if PRI does not make any of the foregoing payments when due, the licenses under Sections 5.1.1 and 5.1.3 shall terminate on a Target by Target basis.

        5.3.  In consideration of: (a) the performance of the Agreement Research by ANV as provided herein; (b) the licenses granted under Section 5.1 hereof; and (c) ANV's other obligations hereunder, PRI will pay or cause to be paid to ANV royalty payment as follows:

          5.3.1. For Affymax Products:

      8% of annual Net Sales up to $500 million of Net Sales

      9% of annual Net Sales over $500 million of Net Sales

          5.3.2. For Affymax/PRI Products

      5% of annual Net Sales up to $500 million of Net Sales

      6% of annual Net Sales over $500 million of Net Sales

        5.4.  The obligation of PRI to make the payments in respect of each Licensed Product as provided in Sections 5.3.1 and 5.3.2 above shall commence upon the First Commercial Sale of such Licensed Product, and shall terminate upon the expiration of fifteen years from the date of such First Commercial Sale or upon the expiration of the last Licensed Patent with a Valid Claim which would, but for the licenses granted herein, be infringed by PRI's, its Affiliates' or Sublicensees' making, using or selling a Licensed Product, whichever is later, on a country by country basis. The royalty rate payable on sale of an Affymax Product (but not on other Licensed Products) shall be reduced by 3% for sales of such Licensed Product in any country where there are no Valid Claims covering such Licensed Product.

        5.5.  All royalties payable hereunder shall be paid net of all applicable taxes, fees and other charges excluding only taxes on ANV's income provided that PRI shall provide ANV with all documentation necessary to obtain credit for any such withholding tax applicable to any payment made by PRI hereunder.

        5.6.  PRI shall use reasonable and diligent efforts to develop at least one Licensed Product related to each Target, to secure regulatory approval to market and to market such Licensed Product in all countries representing significant markets, and shall keep ANV fully informed of its efforts. With respect to each Target as to which PRI holds an exclusive license under Section 5.1.1, if it is determined by arbitration under Section 8.2 (or, if the parties waive arbitration, by a court of competent jurisdiction) that PRI has not been diligent in developing and marketing any Licensed Product in connection therewith, the foregoing exclusive licenses shall become non-exclusive on a Target by Target basis. With respect to each Target as to which PRI holds a non-exclusive license under Section 5.1.1, if, following notice from ANV and a reasonable period (not to exceed one year) to cure, (provided PRI has acted in good faith to move the arbitration toward a prompt conclusion) it is determined by arbitration under Section 8.2 (or, if the parties waive arbitration, by a court of competent jurisdiction) that PRI has not been diligent in developing and marketing any Licensed Product in connection therewith, the foregoing nonexclusive licenses shall terminate on a Target by Target basis. At any time after five years from the end of the Term of the Agreement Research, if there is no Licensed Product which is either: (i) in development by or on behalf of PRI; (ii) the subject of a pending IND filed by or on behalf of PRI; or (iii) the subject of an approved NDA filed by or on behalf of PRI, then the licenses granted under Sections 5.1.1 and 5.1.3 shall terminate. ANV shall have the right to manufacture, market and sell any Licensed Product as to which the licenses under Section 5.1.1 are terminated or become non-exclusive, and shall have the right to receive, cross reference, and rely upon all clinical studies and regulatory filings made by or on behalf of PRI with regard to Licensed Products under such terminated or non-exclusive licenses.

        5.7.  Within forty five (45) days following the end of each calendar quarter, PRI shall deliver payment to ANV, accompanied by a statement showing in reasonable detail its Net Sales for each Licensed Product during such calendar quarter and accounting for amounts payable hereunder or, so long as an amount may become payable hereunder, showing that no amount is payable for such period. Payments shall be made in US. dollars at the exchange rate published in the Wall Street Journal for the date five days prior to the due date.

        5.8.  PRI shall maintain, and shall require its Sublicensees to maintain, true and complete books of account containing an accurate record of all data necessary for the proper computation of all payments due under the licenses granted pursuant to this Section 5 and ANV shall have the right, by an independent certified public accountant employed by PRI to conduct PRI's regular annual audit or by a firm of independent public accountants selected by mutual agreement of the parties hereto, to examine such books at all reasonable times (but not more than once in each calendar year) within two years after the end of the fiscal year to which they relate for the purpose of verifying such payments. Such examination shall be made during normal business hours at such place as may be reasonably convenient to PRI and ANV. ANV agrees that information furnished to ANV as a result of any such examination shall be limited to a statement by such certified public accountants to the effect that they have reviewed the books of account of PRI and that the amounts of the payments due under the licenses granted pursuant to this Section 5 are in conformity with such books of account and the applicable provisions of this Agreement, or setting forth any required adjustments. If the verification hereunder is performed at substantially the same time as and by the independent certified public accountants employed by PRI to conduct its regular annual audit, the fees and expenses of the accountants performing said verification shall be borne by PRI. In any other event, the fees and expenses of such verification shall be borne by ANV, provided that PRI shall reimburse ANV for such fees and expenses in the event that the audit reveals an underpayment of more than 5% for any period.

6.
Term.

        6.1.  The provisions of Section 2 obligating ANV to perform Agreement Research for PRI shall continue for three (3) years from the effective date of this Agreement, or until twelve Bench Scientist-years of effort has been expended, whichever comes first. ANV shall be obligated to continue to perform research services requested by PRI after the initial three year term, until ANV has made twelve Bench Scientist-years of effort available as provided herein, if and only if the failure to provide such effort during such initial three year period was due to the fault of Affymax. Except as provided below in this Section 6.1, the provisions of this Agreement shall remain in force, and the licenses granted pursuant to Section 5.1.1 and 5.1.3 shall continue, until the first to occur of the termination of such licenses as provided herein or the expiration of all royalty obligations hereunder. The rights and obligations under Sections 4, 5.1.2 (subject to compliance with Section 5.2), 5.5, 5.6, 5.8, 8.3, 9, and 11 shall survive the Term of the Agreement Research and any termination of this Agreement. Termination of this Agreement shall not extinguish any obligation to make payments due and unpaid as of the date of termination.

        6.2.  In the event that either party commits a material default under this Agreement and fails to cure such default within thirty days after written notice specifying the default, the other party may terminate this Agreement on thirty (30) days written notice, provided that if the defaulting party is using its good faith efforts to cure the default, the right to cure shall continue for the duration of such efforts. The parties shall have the right to arbitrate any disputes regarding this Section 6.2 in accordance with Section 8.

7.
Limitation of Assignment and Sublicense.

        7.1.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer its rights or obligations hereunder to another company or person, except as herein expressly provided or except to a successor to substantially the whole of its business relating to the subject matter of this Agreement and then only subject to the terms and provisions hereof; provided, however, that either party may extend or transfer all or any portion of its rights and obligations hereunder to any of its Affiliates that shall agree to be bound by the provisions hereof relating to the assigned rights with the same effect as if it were named as herein but the assignor shall continue to be responsible for performance by such Affiliate of its obligations hereunder. Subject to the foregoing provisions of this Section 7, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. ANV shall have the right to subcontract its obligations hereunder to its Affiliates, provided that ANV shall remain primarily liable to PRI for its obligations hereunder.

        7.2.  In the event that PRI wishes to sublicense any of its rights to the extent that sublicensing is expressly permitted hereunder, PRI shall provide notice to ANV in advance of such sublicense, and all such sublicenses shall remain subject to the obligations and limitations of the primary license. PRI shall guarantee the performance of its Sublicensees under Section 5 and 9.

8.
Arbitration

        8.1.  In the event of any controversy or claim arising out of or relating to this Agreement, the party asserting such claim shall first inform the other party, in writing of the specific nature of the dispute, the pertinent provisions of this agreement, and its proposed resolution. The parties shall attempt to resolve the dispute through good faith negotiations for a period of thirty days, unless the asserting party is suffering irreparable harm, in which case appropriate further action may be taken immediately.

        8.2.  If such efforts are not successful, the dispute shall be submitted to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators knowledgeable as to the subject matter of the dispute, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The panel shall make its decision bearing in mind the intent of the parties, as reflected herein, to pursue scientific research directed toward the discovery of new pharmaceuticals, and that ANV shall have the opportunity to apply its technology to this objective to the full extent possible within the terms of this Agreement. The arbitrators shall have the right to order discovery as they deem appropriate, and to order injunctive relief and the payment of attorney's fees, costs, and other damages excluding punitive damages. Any arbitration conducted hereunder shall take place in Chicago, Illinois.

        8.3.  The parties acknowledge that it is theoretically possible for a compound to meet the Target Criteria of a Target as well as other targets, and that such targets may be the subject of research by Affymax on behalf of third parties. In such event, the compound will be licensed to the party whose target criteria were first identified as being met. ANV shall use its best efforts to inform PRI of any such conflict. If ANV is not able to determine which target criteria were first identified as being met, then rights to the compound shall be determined by arbitration among the affected parties in accordance with this Section 8, with priority to the company which carries the burden of showing that the mechanism of action of the compound in question is primarily through its target.

9.
Indemnity.

        ANV agrees to indemnify PRI from and against any liability suffered by PRI which is solely and directly attributable to infringement of a patent by ANV's use of Affymax Technology, provided ANV shall have sole control of the defense and settlement of such liability and provided that such indemnity shall not extend to damages based on sales of products by PRI. Affymax's liability under this Section 9 shall not exceed the royalties paid to Affymax by PRI under the applicable license agreement. PRI agrees to indemnify ANV from and against any liability (including but not limited to patent infringement) suffered by ANV which is attributable to the manufacture, use or sale of a Licensed Product, or use of the Target Technology by PRI or an Affiliate or Sublicensee of PRI, provided PRI shall have sole control of the defense and settlement of such liability.

10.
Infringement.

        In the event that either party becomes aware of the infringement of a Licensed Patent by any third party, it shall promptly notify the other party. ANV may elect to initiate legal action against such third party in its sole discretion, and PRI shall cooperate fully with ANV in any such action at its own expense. If ANV has not commenced legal action against an infringer whose infringing product has a market share larger than 10% in the country in question, upon written notice from PRI, ANV shall promptly either: (i) initiate such action; or (ii) authorize PRI to commence such action (in which case ANV shall cooperate with PRI at PRI's expense). ANV shall be entitled to receive a share of the recovery from such action commenced by PRI under (ii) above (net of out of pocket expenses), in proportion to the ratio between the percentage royalty due on Affymax Products, and the total of (i) such royalty and (ii) PRI's percentage of net profit after tax on the sale of each unit of Licensed Products. If PRI elects to join (at its own expense) in such litigation initiated by ANV, PRI shall be entitled to claim its lost profits and to retain such profits, net of the royalty payable to ANV, provided that neither party shall be entitled to a double recovery.

11.
Confidential Information; Publications.

        11.1. Any non-public information provided by either party to the other pursuant to this Agreement shall be considered confidential information, and shall not be used or disclosed for any purpose except as provided herein, for the Term of the Agreement Research and for five years thereafter. This obligation shall not apply to any information which:

          11.1.1. Was previously known to the receiving party prior to disclosure hereunder;

          11.1.2. Is or becomes publicly available other than through the act of the receiving party;

          11.1.3. Is received from a third party without obligation of confidentiality and without breach of an obligation of confidentiality; or

          11.1.4. Is disclosed by order of a court or regulatory authority, provided that the disclosing party shall be given prompt notice of such order.

        11.2. It is the intent of the parties to permit the publication of developments in the Agreement Research in order to further the development of science. Publication shall be delayed as necessary to permit the filing of patent applications or as otherwise directed by the Research Management Committee. Nothing in this section shall authorize either party to publish the confidential information of the other party.

        11.3. Each party shall have a written agreement with each of its employees or consultants having access to confidential information of the other party reflecting the obligations set forth in this section 11.

        11.4. The parties agree that each shall not knowingly export or re-export, directly or indirectly, any information, technical data, samples or equipment received or generated hereunder in violation of any applicable United States government regulations, including but not limited to Part 779 of the United States Department of Commerce Export Control Regulations.

        11.5. Neither party shall originate any publicity, news release, or public announcement, written or oral, whether to the public, press, shareholders or otherwise, relating to this Agreement, including its existence, subject matter or performance hereunder without the express written permission of the other party, which permission shall not be unreasonably withheld, save only for such announcements as in the opinion of counsel making such announcement is required to be made. The party proposing to make an announcement shall use its best efforts to provide the other party with ten days to review any such announcement.

12.
Representations and Warranties.

        Each of the parties hereto represents and warrants that it is duly organized, is authorized to enter into this agreement and to perform its obligations hereunder, and that this agreement, when executed as indicated below will be a binding obligation of the parties hereto. EXCEPT AS EXPRESSLY

PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF ANY KIND WHATSOEVER AS TO ANY PRODUCT OR SERVICE TO BE PROVIDED HEREUNDER.

13.
Notices.

        Any notices required or permitted to be given to, or served upon, either party hereto pursuant to this Agreement shall be sufficiently given or served if sent to such party by registered air mail and (if urgent) by facsimile, addressed to it at its address as set forth below, or to such other address or call number as it shall designate by written notice given to the other party:

To ANV:	AFFYMAX N.V. P.O. Box 87459 1080 J.L. Amsterdam, The Netherlands Attention: Managing Director
With a copy to:
Affymax Legal Department 4001 Miranda Avenue Palo Alto, CA 94304
To PRI:	R.W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE P.O. Box 300 920 U.S. Route 202 Raritan, NJ 08869 Attention: President
With a copy to:
Johnson & Johnson One Johnson & Johnson Plaza New Brunswick, NJ 08933 Attention: Chief Patent Counsel
14.
Miscellaneous.

        No modification or amendment of this Agreement shall be valid or binding upon the parties hereto unless made in writing and signed on behalf of each of the parties hereto by their respective duly authorized officers. This Agreement shall be construed in accordance with and governed by the laws of California excluding choice of laws. In the event that any provision of this agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed stricken in such jurisdiction, and the remainder of this agreement shall be given full force and effect consistent with the intent of the parties. Neither party shall be held liable for any failure or delay in performance which is caused by fire, flood, earthquake, embargo, government regulation, prohibition or intervention, act of war (whether declared or not), strikes, acts of God, or any other cause beyond the reasonable control of the affected party.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective the day and year first above written.

THE R. W. JOHNSON PHARMACEUTICAL RESEARCH INSTITUTE
By:	/s/ Mann E. Jaffe
Title:	President
AFFYMAX N. V.
By:	/s/ J. D. Diekman
Title:	Managing Director John D. Diekman

Exhibit 1.4

Affymax Core Technology

I.
VLSIPS™ Technology

        This technology relates to the methods, instruments, and reagents used to construct arrays of immobilized ligands on the surface of a substrate such that each different ligand in the array is located in a known, spatially-addressable location on the substrate.

        This technology has been described in a number of publications; see PCT patent publication Nos. 90/15070 and 91/07087 and Fodor et al., 15 Feb. 1991, Science 251:767-773.

II.
Random Peptide Diversity Technology

        This technology relates to the methods and reagents used to create both phage and plasmid based libraries of recombinant DNA expression vectors that code for a large repertoire of different "random" peptide sequences, as well as to the libraries created by those methods and reagents. The term "random" is used to convey the ability of these libraries to present a large number of different peptide sequences and does not mean that every library is composed of truly "random" peptide sequences. For instance, this technology can be used to generate diverse compounds that each differ in some non-random fashion from a "lead compound."

        This technology involves libraries in which the random peptide is presented as part of a fusion protein with either a phage coat protein, such as pIII or pVIII of the filamentous phage fd, or a DNA binding protein, such as the lac repressor protein, or a carrier protein, such as the maltose binding protein.

        This technology has been described in a number of publications; see PCT patent publication No. 91/19818 and Cwirla et al., Aug. 1990, Proc. Natl. Acad. Sci. USA 79:5200-4, and Schatz et al., Mar. 1991, Proc. Natl. Acad. Sci. USA, 89;1865-69.

III.
PIG-Tail Expression

        This technology relates to methods and reagents used to express proteins, particularly receptors, on the surface of a transformed host cell. The cell surface attachment is mediated by a signal peptide that directs the linkage of phosphoinositol glycan (PIG) to the protein. The resulting PIG-tailed protein can be readily cleaved from the cell by treatment with an enzyme such as phospholipase C and then isolated for use in ligand screening.

        This technology also relates to methods for immobilizing PIG-tailed receptors by capturing the receptors on a surface coated with antibodies that bind specifically to the PIG-tailing signal peptide that remains on the receptor after enzymatic cleavage of the receptor from the cell surface. This methodology allows the creation of a very uniform surface of active receptor molecules, facilitating the discovery of ligands that bind to the receptor.

        In addition, Affymax is a licensee of a patent application and related biological reagents owned by Stanford University that facilitate the construction of PIG-tailed receptor expression vectors as well as the formation of dimerized proteins.

EXHIBIT 1.6

{Alternate Target}

FSH Receptor

EXHIBIT 1.14

{Target}

EPO Receptor

EXHIBIT 1.15

{Target Criteria for Erythropoeitin Receptor Agonist}

        1.     Binds specifically to the native cell surface Erythropoeitin Receptor with an IC50 of less than 10 micromolar.

        2.     Causes erythroid lineage specific proliferation and maturation in a normal human bone marrow assay.